AGREEMENT

This AGREEMENT (the “Agreement”), dated as of December 14, 2009 (the “Effective Date”), is by and between Fresenius USA, Inc., a Massachusetts corporation with its principal executive office at 920 Winter Street, Waltham, MA 02451 (the “FUSA”), and Xcorporeal, Inc., a Delaware corporation with its principal executive office at 80 Empire Drive, Lake Forest, CA 92630 (“Xcorporeal”).

Reference is made to that certain Asset Purchase Agreement dated as of the Effective Date, by and among FUSA, Xcorporeal, Xcorporeal Operations, Inc. and National Quality Care, Inc. (the “Asset Purchase Agreement”), pursuant to which Xcorporeal, Operations and NQCI intend to sell to FUSA the Purchased Assets.  Any capitalized terms not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

WHEREAS, in anticipation of the Closing, FUSA desires to pay Xcorporeal for certain expenses expected to be incurred by Xcorporeal before the Closing; and

WHEREAS, prior to the Closing, FUSA desires to utilize certain consulting services of Xcorporeal and Xcorporeal desires to provide such consulting services to FUSA; and

WHEREAS, in anticipation of the Closing, FUSA has incurred and will continue to incur certain expenses on behalf of Xcorporeal, and the parties desire to agree upon the terms and conditions for the repayment of such expenses by Xcorporeal in the event the Closing fails to take place by February 28, 2010, unless otherwise agreed to by the Sellers and FUSA.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein the parties agree as follows:

1.           Lease.  Xcorporeal is a lessee under that certain Standard Industrial/Commercial Lease dated October 6, 2008, by and between Xcorporeal and Olen Commercial Realty Corp. (the “Lease”) pertaining to the premises located at 80 Empire Drive, Lake Forest, California 92630.  Subject to the approval of the Lessor, FUSA shall, upon the Closing Date, assume the Lease and all future obligations arising thereunder, provided, however, that FUSA shall not assume any liability or obligation arising, or related to, any period prior to the Closing Date.  In consideration of such assumption, Xcorporeal hereby agrees to pay to FUSA on the Closing Date the amount of $175,000, representing approximately six (6) months of rent and common area expenses that are expected to be incurred by FUSA under the Lease following the Closing Date. Xcorporeal shall be entitled to receive the return of the Letters of Credit and any other security deposits posted by it in connection with such Lease and FUSA will reasonably cooperate with Xcorporeal in any actions requested by Xcorporeal to ensure the return of such items on a timely basis.

2.           Consulting Services.  FUSA hereby engages, effective November 16, 2009, Xcorporeal to perform such consulting, advisory and related services to and for FUSA as may be reasonably requested from time to time by FUSA and its affiliates (the “Services”), and Xcorporeal hereby accepts such engagement by FUSA (the “Engagement”), on the terms set forth in this Agreement, for the period beginning on the Effective Date and ending on the Closing Date, unless sooner terminated in accordance with Section 2(d) hereof (the “Term”).

(a)         Key Personnel.  The parties agree that Dr. Victor J. Gura, Barry Fulkerson and Mark Smith (collectively, the “Key Personnel”) are essential to the Services to be provided pursuant to the Engagement, and are the only employees of Xcorporeal that will provide such Services, and that the assignment of the Key Personnel to perform the Services will be continuous throughout the term of the Engagement.  The parties further agree that should any such Key Personnel no longer be employed by Xcorporeal during the term of the Engagement, for whatever reason, FUSA shall have the right to terminate the Engagement immediately upon notice to Xcorporeal.

(b)         Cooperation.  Xcorporeal shall use its reasonable commercial efforts in the provision of the Services pursuant to the Engagement.  Xcorporeal shall cooperate with FUSA’s personnel, shall not interfere with the conduct of FUSA’s business and shall observe all rules, regulations and security requirements of FUSA concerning the safety of persons and property to the extent known to Xcorporeal.

(c)         Fee.  For the Services rendered by Xcorporeal during the Term, FUSA shall pay to Xcorporeal a fee, payable in cash in semi-monthly installments, at the following annual rate for the full-time services of each of the Key Personnel:

Dr. Victor J. Gura	$442,000/year

Barry Fulkerson	$212,000/year

Mark Smith	$167,000/year

FUSA will also reimburse Xcorporeal for all reasonable out-of-pocket Denver, CO to Lake Forest, CA commuting expenses incurred by Xcorporeal on behalf of Barry Fulkerson and Mark Smith in the course of their performance of duties pursuant to the Engagement.  For purposes of clarification, the amounts above shall be prorated for the duration of the Term and FUSA shall have no obligation to pay any amounts other than during the Term.  The parties acknowledge that, notwithstanding the date of this Agreement, FUSA and its affiliates have previously engaged the services of Barry Fulkerson and Mark Smith and have paid the required fees for such services.  The parties further agree and acknowledge that any amounts paid by FUSA with respect to the services provided by Dr. Victor J. Gura (“Gura”) pursuant to this Agreement shall be offset against any capital contributions of FUSA or its affiliates in connection with any HD WAK joint venture between FUSA or an affiliate of FUSA and Gura, and potentially others related to the development of the HD WAK and other related applications as contemplated by the exclusivity letter between Fresenius Medical Care Holdings, Inc. and Xcorporeal, Inc. dated as of September 21, 2009.

(d)         Termination.  Notwithstanding anything to the contrary contained in this Agreement, the Engagement shall terminate upon the earliest to occur of the following (the “Termination Date”):

(i)           At the election of FUSA, for cause, immediately upon written notice by FUSA to Xcorporeal.  For the purposes of this Section 2(d)(i), cause for termination shall be deemed to exist upon (a) a good faith finding by FUSA of the failure of Xcorporeal to perform the Services in accordance with this Agreement, which failure comes more than thirty (30) days after Xcorporeal’s receipt of a written notice from FUSA of such failure, (b) bad faith, gross negligence or willful misconduct of any Key Personnel; (c) the conviction of any Key Personnel of, or the entry of a pleading of guilty or nolo contendere by any Key Personnel to, any crime involving moral turpitude or any felony; (d) a knowing or willful breach by Xcorporeal or any Key Personnel of Section 2(f)(i), which breach shall not be cured within thirty (30) days after Xcorporeal’s receipt of a written notice from FUSA of such breach; or (e) a knowing or willful breach by Xcorporeal or any Key Personnel of Section 2(f)(ii), which breach shall not be cured within thirty (30) days after Xcorporeal’s receipt of a written notice from FUSA of such breach;

(ii)           The death or disability of any Key Personnel.  As used in this Agreement, the term “disability” means the inability of Key Personnel with or without reasonable accommodation as may be required by state or federal law, due to physical or mental disability, for a period of sixty (60) days, to perform the Services; and

(iii)           February 28, 2010.

(e)      Effect of Termination.  Upon the termination of the Engagement, FUSA shall pay Xcorporeal (i) the consulting fees otherwise payable to Xcorporeal under Section 2(c) through the last day of the Engagement, and (ii) all unpaid expense reimbursements payable to Xcorporeal pursuant to Section 2(c) (together, the “Earned/Accrued Amounts”).  Following payment of the Earned/Accrued Amounts, FUSA shall have no further obligation to Xcorporeal pursuant to the Engagement.

(f)       Inventions and Proprietary Information.

(i)       Inventions.

(1)            All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the business of FUSA (“Inventions”) which are made, conceived, reduced to practice, created, written, designed or developed by Key Personnel, solely or jointly with others and whether during normal business hours or otherwise, during the performance of Services for FUSA pursuant to the Engagement or thereafter if resulting or directly derived from Proprietary Information (as defined below), shall be the sole property of FUSA.  Xcorporeal hereby assigns, and shall use its best efforts to cause the Key Personnel to assign, to FUSA all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints, and shall use its best efforts to cause the Key Personnel to appoint, any officer of FUSA as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority.  Upon the request of FUSA and at FUSA’s expense, Xcorporeal shall, and shall use its best efforts to cause the Key Personnel to, execute such further assignments, documents and other instruments as may be reasonably necessary or desirable to fully and completely assign all Inventions to FUSA and to assist FUSA in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.  Xcorporeal also hereby waives all claims to moral rights in any Inventions.

(2)            Xcorporeal shall promptly disclose to FUSA all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by FUSA) to document the conception and/or first actual reduction to practice of any Invention.  Such written records shall be available to and remain the sole property of FUSA at all times.

(3)           Notwithstanding the foregoing, Inventions, if any, patented or unpatented, which Xcorporeal and/or the Key Personnel made prior to the commencement of Xcorporeal’s engagement as consultant for FUSA are excluded from the scope of this Agreement. To preclude any possible uncertainty, attached hereto as Exhibit A is a complete list of all Inventions (a) that Xcorporeal and/or the Key Personnel has or have, alone or jointly with others, conceived, developed or reduced to practice prior to Xcorporeal’s engagement as a consultant for FUSA, (b) that Xcorporeal and/or the Key Personnel considers to be its or their property or the property of third parties, and (c) that Xcorporeal wishes to have excluded from the scope of this Agreement. If disclosure of any such invention on Exhibit A would potentially cause Xcorporeal to violate a prior confidentiality agreement, Xcorporeal understands that it is obligated only to describe such invention in general terms in order to avoid such violation.

(ii)      Proprietary Information.

(1)            Xcorporeal acknowledges that its relationship with FUSA is one of high trust and confidence and that in the course of the Services it will have access to and contact with Proprietary Information.  Subject to Section 2(f)(ii)(3), Xcorporeal agrees that it will not, during the Term or at any time thereafter, disclose to others, or use for its benefit or the benefit of others, any Proprietary Information or Invention.

(2)           For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by FUSA, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by Xcorporeal in the course of it providing the Services to FUSA.

(3)           Xcorporeal’s obligations under this Section 2(f)(ii) shall not apply to any Proprietary Information that (a) is or becomes known to the general public under circumstances involving no unauthorized disclosure by Xcorporeal of the terms of this Section 2(f)(ii), (b) was available to Xcorporeal or Key Personnel on a non-confidential basis prior to disclosure by Xcorporeal, (c) is generally disclosed to third parties by FUSA without confidentiality restrictions on such third parties, (d) is approved for release by written authorization of an officer of FUSA or (e) is prepared, conceived or discovered by Xcorporeal or Key Personnel or their representatives subsequent to the Termination Date.

(4)           Upon termination of the Engagement or at any other time upon request by FUSA, Xcorporeal shall promptly deliver to FUSA all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of FUSA.

(5)           Xcorporeal represents that its retention as a consultant for FUSA and its performance of the Engagement does not, and shall not, breach any agreement that obligates Xcorporeal to keep in confidence any trade secrets or confidential or proprietary information of Xcorporeal or of any other party or to refrain from competing, directly or indirectly, with the business of any other party or otherwise conflict with any of Xcorporeal’s agreements or obligations to any other party.  Xcorporeal shall not disclose to FUSA any trade secrets or confidential or proprietary information of any other party.

(6)           Xcorporeal acknowledges that FUSA from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on FUSA regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  Xcorporeal agrees to be bound by all such obligations and restrictions that are known to Xcorporeal and to take all action reasonably necessary to discharge the obligations of FUSA under such agreements to the extent such obligations relate to Xcorporeal.

(iii)     Remedies.  Xcorporeal acknowledges that any breach of the provisions of this Section 2(f) shall result in serious and irreparable injury to FUSA for which FUSA cannot be adequately compensated by monetary damages alone.  Xcorporeal agrees, therefore, that, in addition to any other remedy it may have, FUSA shall be entitled to enforce the specific performance of Section 2 by Xcorporeal and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

(g)      Non-Competition.  Subject to the consummation of the transactions contemplated under the Asset Purchase Agreement, Xcorporeal agrees that during the Term and for two (2) years immediately thereafter, Xcorporeal will not directly or indirectly for its own benefit or the benefit of others:

(i)       render services for a competing organization, as an employee, officer, agent, broker, partner, or stockholder (except that Xcorporeal may own five percent (5%) or less of the equity securities of any publicly-traded company);

(ii)       hire or seek to persuade any employee of FUSA or any of its affiliates to discontinue employment or to become employed in any a competing organization or seek to persuade any independent contractor or supplier to discontinue its relationship with FUSA or any of its affiliates; and

(iii)      solicit, direct, take away or attempt to take away any business or customers of FUSA or any of its affiliates.

Nothing in this Agreement shall preclude Xcorporeal or any Key Personnel from working for a competitor of FUSA or its affiliates after termination of the Engagement, provided that, subject to the consummation of the transactions contemplated under the Asset Purchase Agreement,  Xcorporeal will not be engaged, directly or indirectly, in any business in which FUSA or its affiliates are actively engaged upon termination of the Engagement or in any new business which FUSA or its affiliate are in the process of setting up and in which Xcorporeal had direct involvement during the Term.

(h)         Other Agreements.  Xcorporeal hereby represents that Xcorporeal is not bound by the terms of any agreement with any other party to refrain from using or disclosing any trade secret or confidential or proprietary information relating to the Proprietary Information in the course of Xcorporeal’s relationship with FUSA, to refrain from competing, directly or indirectly, with the business of such other party or to refrain from soliciting employees, customers or suppliers of such other party.  Xcorporeal agrees to furnish FUSA with a copy of any such agreement upon request.

(i)         Independent Contractor Status.  Xcorporeal shall perform all consulting services under Section 2 as an “independent contractor” and not as an employee or agent of FUSA.  Xcorporeal is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, FUSA or to bind FUSA in any manner.

3.           Development Expenses.  Xcorporeal acknowledges and agrees that in the event the Closing does not take place as a result of Xcorporeal consummating a Superior Proposal, Xcorporeal shall reimburse FUSA for the following expenses, to the extent such (other than (d) and (e) below) are reasonably incurred on Xcorporeal’s behalf for the benefit of Xcorporeal, concurrently with the consummation of such Superior Proposal:

(a)         Tooling;

(b)         Prototyping;

(c)         IP Maintenance;

(d)         All reasonably documented third party expenses incurred by FUSA in negotiating and documenting the transactions contemplated by the Asset Purchase Agreement and this Agreement, including reasonable attorneys’ fees and expenses;

(e)         Consulting fees; and

(f)         Miscellaneous consulting expenses, i.e. travel.

4.           Notices.  All notices required or permitted under this Agreement shall be in writing and shall be provided as set forth in the Asset Purchase Agreement.

5.           Entire Agreement.  This Agreement (together with the Asset Purchase Agreement, the schedules and exhibits thereto and other documents and agreements delivered pursuant to the Asset Purchase Agreement, to the extent referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

6.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both FUSA and Xcorporeal.

7.           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to its principles or conflicts of laws.

8.           Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, FUSA may be merged or which may succeed to its assets or business, provided, however, that subject to the last sentence of this Section 8, the obligations of Xcorporeal are personal and may not be assigned. Xcorporeal may assign its respective rights and obligations hereunder, including under any agreements contemplated by this Agreement, to a liquidating trust established for the benefit of Xcorporeal’s stockholders (the “Xcorporeal Trust”) and the Xcorporeal Trust may assign any or all of it respective rights and obligations hereunder to any purchaser of a part or all of such trust’s rights, assets and/or obligations, without the prior written consent of any other party.

9.           Interpretation.  If any restriction set forth in Section 9 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

10.         Miscellaneous.

(a)         No delay or omission by FUSA or Xcorporeal in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by FUSA or Xcorporeal on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)         The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)         In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(d)         This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

FRESENIUS USA, INC.

By:	/s/ Mohsen Reihany
Name: Mohsen Reihany
Title: Senior Advisor To Chairman of The Board

XCORPOREAL, INC.

By:	/s/ Kelly J. McCrann
Name: Kelly J. McCrann
Title: Chief Executive Officer